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                                                          EXHIBIT 2.5
                                D. RICHARD GREER
                                 390 WONDERLAND
                       BLOWING ROCK, NORTH CAROLINA 28650



                                January 15, 1999




Paul G. Dunn
Todd Graybill
Res-Care, Inc.
10140 Linn Station Road
Louisville, Kentucky 40202

         RE:      COMMUNICATIONS NETWORK CONSULTANTS, INC. - AMENDMENTS

Gentlemen:

         Reference is hereby made to the Stock Purchase Agreement dated as of July 31, 1997 between (i) Res-Care, Inc., and (ii) D. Richard Greer, Robert V. Greer and Alicia Greer Austin, as amended by letter agreements dated July 31, 1997 and July 30, 1998 (the "Agreement"). Except as otherwise provided herein, all capitalized terms in this letter agreement shall have the meanings given to them in the Agreement.

         The purpose of this letter agreement is to amend the Agreement in certain respects, including to provide for (i) acceleration of certain payments under the First Note, (ii) the termination of Buyer's obligations under Section 1.3(b)(iii) of the Agreement and the Second Note in consideration for certain payments and other agreements as provided herein, and (iii) the transfer of certain assets from the Company to Sellers and to provide for the termination of the Sellers' Employment Agreements.

         Each of Buyer, the Company and the Sellers hereby agree as follows:

         1. The closing of the transactions contemplated herein (the "1999 Closing") shall take place at the offices of the Company at 839 Wilkesboro Boulevard, Lenoir, North Carolina 28645 on or before January 31, 1999, at 9:00 a.m., EST (the "1999 Closing Date").

         2. At the 1999 Closing, Buyer shall pay an aggregate amount of $867,568 to the Sellers as consideration for the termination and full satisfaction of all of the obligations of Buyer and the Company under and pursuant to Section 1.3(b)(iii) of the Agreement and the Second Note. It is acknowledged that $46,265 of such payment represents the additional balance due and payable to




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Paul G. Dunn
Todd Graybill
Res-Care, Inc.
January 15, 1999
Page 2






Sellers with respect to the installment for the First Measurement Period and that $821,303 of such payment represents a payment in termination of Sellers' rights under Section 1.3(b)(iii) of the Agreement and the Second Note. At the 1999 Closing, Sellers shall deliver to Buyer the original of the Second Note marked "paid in full." Upon the payments described in this paragraph 2, neither Buyer nor Company shall have any further obligation under Section 1.3(b)(iii) of the Agreement or the Second Note.

         3. At the 1999 Closing, Buyer shall also pay to Sellers an aggregate amount equal to (i) $1,250,000 (representing the second annual installment of principal due under the First Note), plus (ii) accrued interest on such installment from July 31, 1998 to the 1999 Closing Date. At the 1999 Closing, Sellers will deliver to Buyer the original of the First Note, marked "paid in full." Upon the payments described in this paragraph 3, neither Buyer nor Company shall have any further obligation under the First Note.

         4. The payments described in paragraphs 2 and 3 hereof shall be made by Buyer by wire transfer of immediately available federal funds to an account or accounts designated by Sellers.

         5. At the 1999 Closing, the Company shall by appropriate transfer documents transfer and assign to D. Richard Greer the 1997 Mercedes Benz S320 automobile owned by the Company and used by him in connection with his employment by the Company, in consideration for the sum of $25,000, payable at the 1999 Closing by D. Richard Greer to the Company by personal check. After the 1999 Closing, the Company shall have no further obligation with respect to such automobile, including but not limited to any obligation to maintain any insurance coverage thereon.

         6. At the 1999 Closing, the Company shall by appropriate transfer documents transfer and assign to Camelot Golf Center, LLC that certain 1995 Dodge dump truck owned by the Company, having a current book value of $7,119.36. After the 1999 Closing, the Company shall have no further obligation with respect to such dump truck, including but not limited to any obligation to maintain any insurance coverage thereon.

         7. At the 1999 Closing, the Company shall transfer and assign, by Bill of Sale, all of the office furniture in each of the Seller's personal offices at the Company's 839 Wilkesboro Boulevard site to the respective Seller, which in the case of D. Richard Greer shall also include the obsolete fax machine located in his office at such site.

         8. All of the Sellers' Employment Agreements shall be terminated, effective at the 1999 Closing. At the 1999 Closing, the Company shall pay to each of the Sellers his or her accrued and





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Paul G. Dunn
Todd Graybill
Res-Care, Inc.
January 15, 1999
Page 5


unpaid Base Salary (as defined in the respective Sellers' Employment Agreement) through the 1999 Closing Date. The parties hereto acknowledge that pursuant to
Section 4(c) of the Sellers' Employment Agreements, each of the Sellers were granted options to purchase certain shares of Res-Care common stock on September 24, 1998. Under the terms of such Section 4(c) of the Sellers' Employment Agreements, the following number of such Res-Care common stock options have vested:

                  D. Richard Greer                   3,600
                  Robert V. Greer                    3,000
                  Alicia Greer Austin                3,000

The unvested portion of such options granted on September 24, 1998 shall expire and be forfeited as of the 1999 Closing. Except as provided in this paragraph 8 and except for the Sellers' obligations under Section 7 of the Sellers' Employment Agreements, neither the Company nor any of the Sellers shall have any further obligation under the Sellers' Employment Agreements.

         9. For one year after the 1999 Closing Date, the Sellers will provide consulting and advisory services to the Company, consisting of, as requested, one or more of the Sellers attending regularly scheduled management team and board meetings of the Company and providing other reasonable consultation services on an as needed basis. In consideration for such consulting and advisory services, the Company shall pay to each of the Sellers an annual consulting and advisory fee of $2,500, which shall be payable by Company check quarterly in arrears. Upon the mutual written consent of the Company and each of the Sellers, the respective Seller's consulting arrangement with the Company may be renewed annually thereafter. The parties hereto acknowledge that the Sellers shall not be considered to be employees of the Company in connection with the rendering of any of such consulting and advisory services for any purpose and the Company shall have no obligation to withhold taxes of any kind with respect to such consulting and advisory payments. Any final decision with regard to any matter in connection with the business of the Company, Buyer or its affiliates, irrespective of whether the advice of any of the Sellers has been solicited or received, shall rest with the Buyer.

         10. Effective as of the 1999 Closing, each of D. Richard Greer and Robert V. Greer shall resign their positions as directors of the Company and thereafter neither Buyer nor the Company shall have any further obligation under
Section 1.4(h) of the Agreement.

         11. The respective obligations of the parties under each of the Noncompetition Agreements and the Company Leases shall continue in full force and effect in accordance with their


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Paul G. Dunn
Todd Graybill
Res-Care, Inc.
January 15, 1999
Page 4



respective terms, unmodified in any respect by the execution of this letter agreement. Buyer and the Sellers agree to discuss from time to time the possibility of one or more of the Sellers acting as lessor to Buyer or one or more of its subsidiaries or affiliates with respect to real property used in connection with the business of Buyer or such subsidiaries and affiliates. Any such lease shall be on such terms and conditions as the parties mutually agree.

         Except as otherwise specifically provided herein, the Agreement shall remain in full force and effect in accordance with its terms.

         Please indicate your acceptance of the terms of this letter agreement by signing a facsimile copy thereof in the space provided below and returning by facsimile a copy to the undersigned. Two executed originals of this letter agreement will follow via overnight courier, one of which should be fully executed and returned to the undersigned via overnight courier. This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

                                               Very truly yours,


                                               --------------------------------
                                               D. Richard Greer


                                               --------------------------------
                                               Robert V. Greer



                                               --------------------------------
                                               Alicia Greer Austin
Accepted this ___ day of January, 1999:

RES-CARE, INC.


By: --------------------------------
     Todd Graybill
     Vice President-Operations


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Paul G. Dunn
Todd Graybill
Res-Care, Inc.
January 15, 1999
Page 5





     Central Region
COMMUNICATIONS NETWORK
CONSULTANTS, INC.


By: -----------------------
         Todd Graybill
         Vice President